EXHIBIT 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended July 31, 2021

DORADO, PUERTO RICO / ACCESSWIRE / September 14, 2021 / Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB:PBSV), a regulatory, compliance, project management and technology transfer support consulting firm that provides services to the pharmaceutical, biotechnology, medical device, cosmetic, food and allied products industries, today announced revenues for the three and nine months ended July 31, 2021 were approximately $4,988,000 and $14,518,000, respectively, a decrease of approximately $1,290,000 and $2,021,000, respectively, when compared to the same periods last year.

Net income for the three and nine months ended July 31, 2021 was approximately $2,275,000 and $2,783,000, an increase of approximately $1,583,000 and $876,000 when compared to the same periods last year, respectively. Net income for the July 31, 2021 reported periods is inclusive of $1,956,000 in PPP loan forgiveness.

“We are focusing our efforts on pursuing projects within the continental US, as well as in Europe and Latin America. The launch of our Regulatory and Compliance Advisory Board last quarter was a milestone in the Company’s path for future success. Additionally, the Company is focused on its M&A strategy and ensuring that our organization is structured to quickly capitalize on non-organic growth opportunities, allowing us to continue to provide best in class regulatory and compliance solutions", continued Mr. Sanchez.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv services the Puerto Rico, United States, Europe and Latin America markets. Pharma-Bio Serv's core business is FDA and international agencies regulatory compliance consulting related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

1

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this earnings announcement. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this earnings announcement, forward-looking statements are inherently subject to significant business risks, economic uncertainties, and competitive uncertainties, and other factors, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2020, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta
Chief Financial Officer
787 278 2709

SOURCE: Pharma-Bio Serv, Inc.

2